Exhibit 99.1

Ashish Masih to Become President and CEO of Encore Capital Group

SAN DIEGO, May 4, 2017 -- Encore Capital Group (NASDAQ: ECPG) today announced that President and Chief Executive Officer (CEO) Ken Vecchione will be leaving the company to become the President of Western Alliance Bancorporation. Following Encore’s long-established succession plan, Ashish Masih will become Encore’s President and CEO, which follows his recent appointment as President of the company’s subsidiary Midland Credit Management. Mr. Vecchione will remain in his role at Encore until the 2017 annual stockholders meeting on June 15, 2017, to ensure a smooth transition of his duties to Mr. Masih. At the upcoming 2017 stockholders meeting, Mr. Vecchione will not stand for re-election to the Board of Encore, and Mr. Masih will be appointed as a director following the meeting. In connection with the transition, Paul Grinberg will be appointed as President, International, and will become the Chairman of the Board of Cabot Credit Management, Encore’s U.K. subsidiary.

“It was a difficult decision to leave this outstanding management team and company. However, I was presented with an opportunity I could not turn down,” said Mr. Vecchione. “I believe Encore is stronger than when I joined four years ago and, with a mature and experienced leadership team, it is well positioned to take advantage of market dynamics as they shift in the company’s favor. I’m proud of everything we’ve accomplished together at Encore. Ashish possesses a deep understanding of the company, its operations and the industry, and I believe he is the ideal person to take over when I step down.”

“I look forward to leading Encore and its more than 6,700 employees around the world,” said Mr. Masih. “I’m well prepared and highly confident in our consumer-centric approach, our demonstrated success in driving improved liquidations, and our strong capital stewardship. We have a bright future.”

“On behalf of our Board and employees, I want to thank Ken for his many contributions to Encore,” said Chairman of the Board Willem Mesdag. “He helped Encore adapt and grow in a challenging business and regulatory environment, and his focus on geographic diversification, cost reduction, improved liquidation and returns on invested capital will benefit the company for years to come.”

“The Board is pleased to have Ashish serve as Encore’s next President and Chief Executive Officer. We have worked with Ashish for many years, and his diverse background and demonstrated competence in operations, corporate strategy, regulatory affairs and technology continue to impress us,” added Mr. Mesdag. “We are equally excited by the expansion of Paul’s role and his continued oversight of our international strategies and holdings. The company is well-served by his intellect and experience in the industry.”

Mr. Masih joined Encore in 2009, and is responsible for internal call centers, decision science and analytics, legal collections, marketing, and all other domestic operations. Mr. Masih also oversees Encore’s Asset Reconstruction Company, which is now operational and is purchasing debt portfolios in India. Prior to joining Encore, Mr. Masih was at Capital One Financial Corporation where he held various collections-related roles, as well as serving as the CFO/Head of Analytics for a business unit. Previously, he was an Associate Principal at McKinsey & Company and a Manager at KPMG Consulting. Mr. Masih earned an MBA from The Wharton School of the University of Pennsylvania, a Master of Science in Manufacturing Systems Engineering from Lehigh University and a bachelor’s degree in Mechanical Engineering from the Indian Institute of Technology in New Delhi, India.

Mr. Grinberg joined Encore in 2004, and has held various positions at the company, including Group Executive, International and Corporate Development, and Chief Financial Officer. Mr. Grinberg serves as Chairman of the Board and the Compensation Committee at BofI Holding, Inc., and holds the same positions at its wholly owned subsidiary, Bank of Internet USA, an FDIC insured branchless bank. Previously, he was a partner in the Merger and Acquisition Services Group of Deloitte & Touche LLP. He received his bachelor’s degree in accounting from Yeshiva University in 1983 and his MBA from Columbia University in 1989.

About Encore Capital Group, Inc.
Encore Capital Group is an international specialty finance company that provides debt recovery solutions and other related services for consumers across a broad range of financial assets. Through its subsidiaries around the globe, Encore purchases portfolios of consumer receivables from major banks and credit unions.

Encore partners with individuals as they repay their debt obligations, helping them on the road to financial recovery and ultimately improving their economic well-being. Encore is the first and only company of its kind to operate with a Consumer Bill of Rights that provides industry-leading commitments to consumers. Headquartered in San Diego, Encore is a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P Small Cap 600 and the Wilshire 4500. More information about the company can be found at http://www.encorecapital.com. More information about the Company's Cabot Credit Management subsidiary can be found at http://www.cabotcm.com. Information found on the company’s or Cabot’s website is not incorporated by reference.

Forward Looking Statements
The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “will,” “may,” “believe,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, statements regarding our future operating results, performance, business plans or prospects. For all “forward-looking statements,” the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors are discussed in the reports filed by the Company with the Securities and Exchange Commission, including the most recent reports on Forms 10-K and 10-Q, each as it may be amended from time to time. The Company disclaims any intent or obligation to update these forward-looking statements.

Contact:
Bruce Thomas
Encore Capital Group, Inc.
Vice President, Investor Relations
(858) 309-6442
bruce.thomas@encorecapital.com

SOURCE: Encore Capital Group, Inc.